Filed by Charles River Laboratories International, Inc.
pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: Charles River Laboratories, Inc.
(Commission File No.: 001-15943)

Final Transcript
Thomson StreetEventsSM
Conference Call Transcript CRL - Charles River Laboratories International, Inc. at Robert W. Baird Growth Stock Conference Event Date/Time: May 19, 2010 / 04:15PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
May 19, 2010 / 04:15PM GMT, CRL - Charles River Laboratories International, Inc. at Robert W. Baird Growth Stock Conference

CORPORATE PARTICIPANTS

 Jim Foster
 Charles River Laboratories International, Inc. - Chairman, President, CEO

CONFERENCE CALL PARTICIPANTS

 Eric Coldwell
 Robert W. Baird - Analyst

 PRESENTATION

Eric Coldwell - Robert W. Baird - Analyst

Good morning. My name is Eric Coldwell. I cover healthcare distribution and services with Baird, and it is our pleasure today to introduce Charles River Labs, CRL on the New York.

With us today is Jim Foster, Chairman, President, and CEO. And Susan Hardy, who has graced us by sitting at the front today, which she normally does not do, and is the obvious Director of Investor Relations here, doing a great job.

With over $1.2 billion in forecast revenue this year, Charles River is the leader in preclinical, nonclinical, and discovery-related research models, research tools, and also in preclinical and other nonclinical testing services, a combination of both products and outsourcing. Charles River is obviously the biggest player globally in the research model side, one of the top two players in preclinical testing.

And in some very interesting recent news, the Company has announced a transformative acquisition, moving to a broad-based end-to-end preclinical and nonclinical testing suite of both chemistry and biology with the acquisition of WuXi based in China. The deal is not closed, obviously, and the Company I am sure is going to spend a lot of time talking about that today and the thought process there.

With that I am going to I guess have Jim come up to the podium first and we will kick it off. Thanks very much. We will do a breakout as soon as the session is over.

Jim Foster - Charles River Laboratories International, Inc. - Chairman, President, CEO

Thanks. Great to be here as always. So a Safe Harbor statement; Reg. G; additional information.

Okay. So as Eric said, we have signed a contract to acquire WuXi PharmaTech for $1.6 billion in cash and stock. We did that about a month ago. Very excited about this, obviously.

This creates the first early-stage CRO. It really gives us capabilities from the creation of the molecule all the way through to testing in man. It puts us in a unique competitive position.

Charles River is an in vivo biology company; our essence is based on veterinary medicine. And WuXi is a chemistry company, so the combination is quite powerful and as I said quite unique.

So for 2009, Charles River did $1.2 billion. We have about 8,000 employees worldwide. We have a large infrastructure with 70 locations in 16 countries, primarily supporting the commercial sector -- about 84% commercial and 16% noncommercial. And prior to this deal, we had about 65% of our sales in North America and the balance in rest of the world.

WuXi did about $270 million last year. As I said, their business is really about early molecule creation. They also have moved downstream, which I will talk about later, with additional laboratory services and manufacturing capability.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
May 19, 2010 / 04:15PM GMT, CRL - Charles River Laboratories International, Inc. at Robert W. Baird Growth Stock Conference

This is the largest China-based CRO, one of the largest China-based life science companies, period. Has about 4,200 employees. Did an acquisition of a US company in 2008 so has a small footprint in the US.

But sales primarily US and Europe as you can see from this life. Almost 80% US and 12% in Europe. So, WuXi is headquartered in Shanghai.

Their lab services, as I say, expand from synthetic and medicinal chemistry through. So they actually create the molecule for the drug companies, then they do further downstream testing. So you are looking at metabolism and PK and basic microbiology.

They also formulate the drug. Then they moved into manufacturing. So they can create the molecule; test it to make sure that it is safe and effective; then they can manufacture it to the drug companies for clinical trials and also potentially for commercial sale as well.

They have about 2 million square feet. They have grown very, very rapidly. This is not a very old company; it was started in the year 2000.

Mostly in and around the Shanghai area where they have basic chemistry research and manufacturing. They have also begun to move out into the provinces, so their big toxicology facility is in Suzhou. They have got three sites in the US in Philadelphia, Atlanta, and St. Paul where they do biosafety testing and also testing of medical devices.

So it's a large client base, 100% repeat business for the top 10 customers, and substantial overlap with Charles River. So again, this company was founded in 2000. Primarily they do chemistry.

They moved into process development. Then they moved into manufacturing. Then they moved into bioanalytical services; this is testing of those compounds.

They did an acquisition, as I said, in 2008 of WuXi AppTec. They went public the year before that. And they moved into our space, which is the toxicology business, in 2009.

You can see here that their revenues have grown dramatically from $21 million in 2004 to $270 million last year and the headcount from 48 people to 4,200 people from 2001 to 2009. The yellow bar indicates numbers of scientists; so they have almost 3,000 scientists.

So this company is very much steeped in science. They are clearly the best in the world at chemistry.

So just taking a look at the footprint, this is a company that is really a discovery company doing compound synthesis and scale-ups and lead optimization, process scale-up to a manufacturer, and now have gone into the manufacturing business. They also do a lot of bioanalytical chemistry.

Charles River does very little in the discovery business. We have just started with what we call our discovery and imaging testing business, where we do drug efficacy testing. But we have done all of the basic pharmacology and safety assessment work to make sure drugs are safe and effective before they go into people.

We also have the world's largest research model and services business. And like WuXi, we have a bioanalytical chemistry business.

So when you put the two together, we pretty much cover the whole waterfront except for Phase 2 and 3 clinical trials, which is by design. We want to get really to proof of concept, which is actually Phase 2a. But really want to get to the point where these drugs are going into human for the first time.

This gives us the capability to do all the very early work. Drug companies are increasingly interested in determining whether their drugs will make it as early as possible to cut down on the cost of developing drugs that don't ever get to market. So the more work we can do for them early we think the better off we are, the more powerful a partner we are.

Also, the upstream portion of the industry where we have now moved is less competitive. There is also a better margin contribution opportunity for us as well.

So WuXi really provides the opportunity for profitable revenue growth for us. Actually allows us to increase the sales growth of the Company and improve our margins, as very few companies have operating margins that are better than ours.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
May 19, 2010 / 04:15PM GMT, CRL - Charles River Laboratories International, Inc. at Robert W. Baird Growth Stock Conference

You get to take advantage of this rapidly growing chemistry business and the downstream services that they have just introduced in China over the last few years, which are growing very rapidly.

We each have a toxicology or safety testing business in China, and we will be able to amalgamate those in a way to have a more powerful footprint. We obviously have a great expertise in toxicology, and they have actually a larger facility and close relationships with the government, etc. So putting these two companies together will be powerful.

We add their manufacturing capabilities to our capabilities which is new. API is the active pharmaceutical ingredient, so that is the ingredient that goes into the drugs which is always manufactured or typically manufactured elsewhere, increasingly so.

So we are happy to drive our portfolio upstream and WuXi is happy to drive their portfolio downstream. It gives us the collective ability to service our clients in a much more robust and comprehensive way.

This deal is not -- we didn't do this deal -- we're not doing this deal specifically to be in China, although that obviously is a substantial part of the rationale. We are doing it primarily to move upstream and have these capabilities.

But China is going to become some people say the second-largest drug development place in the world. Most of the major drug companies have now gone to China and are doing basic discovery.

They are taking advantage, yes, of some cost arbitrage that they are getting. I mean certain things are certainly less costly in China. But primarily they're looking at a very well-educated, hard-working, obviously plentiful workforce of highly skilled scientists. And there is a great hope that the compounds that they turn out in China, particularly for the Chinese market, will be enhanced dramatically.

So we intend to play in China. We opened a small facility in China in January of last year, because our clients are doing basic discovery there and they are saying -- we don't what to do the safety assessment work in China. We want you to be there and do that work for us.

They continue to say that. We continue to meet with senior R&D heads from virtually all of our clients. While they want to do basic discovery they don't want to do all the rest of the development work. They want to outsource that and they want to do it in China.

So, you saw earlier what our footprint looked like, and it changes dramatically with this deal. So a little less than 60% of our sales will be in North America; 22% in Europe; and almost the same amount in Asia.

Obviously, China will grow disproportionately fast. China is going to grow very slowly and then take off. It is clear, given the amount of investment that we are seeing by our clients, it is going to be a major center of drug development for them.

We wanted to get out ahead of that with our own facility. And now we are able to make a more substantial move with very good numbers associated with that.

We have been operating our Company and reporting it publicly with two segments. Research Models and Services, which is our core animal business where we produce and sell research models to biomedical research. One out of every two animals used for biomedical research anywhere in the world comes from us. And a whole range of services.

And also our Preclinical Services business, which is essentially a safety assessment business. That was our business prior to this deal.

Now we are adding a third segment called Discovery Services which includes all the things that WuXi currently does. And we will be putting our Discovery Services portfolio in that as well. The DS, or the Discovery Services, piece will grow disproportionately fast to the Research Models piece and the Preclinical piece.

So just looking at the pieces again starting with Discovery, which is new, that will be WuXi's chemistry services, WuXi's manufacturing services, and our discovery and imaging service business.

Our discovery and imaging services business is comprised of three companies that we've acquired over the last 18 months, primarily in the oncology testing business. We're looking for very early on taking drugs and putting them into animals to make sure they are effective before you do any expensive, regulated tox studies.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
May 19, 2010 / 04:15PM GMT, CRL - Charles River Laboratories International, Inc. at Robert W. Baird Growth Stock Conference

We're doing that in oncology and in CNS diseases. So we're going to move our business into this new Discovery Services business.

Our Research Model and Services segment will remain as is. We are the world's leader in laboratory animal models production and sale and related services.

We have a business where we -- an animal hoteling business where we are housing genetically-altered animal models for our clients. We have a large consulting and staffing services business where we are populating and staffing animal facilities for our clients.

And we have an endotoxin testing business which is actually our fastest growing and one of our most profitable businesses. We will be doing lot release testing for the drug companies for medical devices and injectable drugs.

Then our Preclinical Services business will continue to do safety assessments, both general toxicology and specialty tox. Our expertise is largely in the specialty tox area.

And also we have a biopharmaceutical testing business. So that is testing biotech drugs to make sure that those are safe before they go into people.

WuXi also has a biosafety testing business, and we will be putting that together with ours in the Preclinical Services sector. And we also have a Phase 1 clinic in that business.

So we hear a lot from our clients that as our clients are shrinking -- meaning that the number of drug companies that we service -- last year there were three megamergers. I don't know what will happen this year. But over the next two or three years, there will be additional megamergers which means that the number of large pharmaceutical companies is being reduced. The size of them is being increased.

And they want to have a smaller number of very large, well-financed, international, large-portfolio providers to do their development work for them. And they don't want dozens of them. They want a handful, maybe half a dozen.

And they want to do as much work with individual companies as possible. So we will have some companies that will contract with us to take entire drugs through the process, so it will be a program buy. Some will be a project buy.

And even the program buy there will be some milestones where they will pause and say, okay, do we want to take this drug forward? Without necessarily contracting with us to do that. But at the point where they decide to take it forward, since we will have a lot of knowledge about the molecule, it is likely that they will continue to work with us.

And that is the way they want to work. So they want partners. They don't want vendors. They want to get on the same side of the table with their partners as we do with them.

We want to sit with them at the beginning of every year, where they say we have X number of drugs to develop this year. We are going to do a certain number internally and the rest we're going to outsource and a proportion of those will go to you, Charles River.

So we are constantly looking to improve our portfolio and expand it. This deal with WuXi dramatically expands that portfolio.

And WuXi already has very deep relationships with all the big drug companies. So the client feedback has been quite positive.

We want the clients to be able to decide where they want to work. If they want to do work with us in Europe and North America and China, great. If they want to do work with us in any of those locales independently that is fine as well.

So we want to be able to have the seamless handoff of work from chemistry to biology for our clients. The goal here is to take time out of the process. Because speed to market is everything for our drug companies. So if we can take time out, help them with their go and no-go decisions earlier, and help them take costs out, that is a huge benefit that we provide them.

We have been spending a lot of time with heads of R&D of the drug companies. This definitely enhances and strengthens our relationship with them.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
May 19, 2010 / 04:15PM GMT, CRL - Charles River Laboratories International, Inc. at Robert W. Baird Growth Stock Conference

As I said, we have a very solid overlap with WuXi in terms of what clients we service. This further strengthens their comfort level with us and reliance upon us.

It allows us to leverage up and get additional business with clients that we both have, or get more business for the Charles River part with WuXi's clients and vice versa. And with some clients where we have a small footprint, to be able to show them this combined portfolio and get their attention earlier on.

So we think that our client retention will be dramatically enhanced by this portfolio.

Perhaps is the most gratifying part of announcing this deal so far over the last month has been the reaction of our clients. So we contacted virtually all of our major clients immediately on the first day that we announced this deal. We have had an opportunity to speak to all of them, and we have begun to meet with them now.

Uniformly the response has been extremely positive. They are very enthused with this deal. They think it is a smart transaction that is very good for Charles River but, more importantly, is very good for them.

This combination of best-of-class in vivo biology and chemistry they think is quite important. And allowing them to work across a larger portfolio I think is increasingly becoming critical to them. So we are enhancing the brand of both companies, actually, by putting them together.

So, client base is going to be even larger commercial, so about 87% commercial; and 13% not-for-profit. Our top 10 clients post this deal will be about 35% of our combined sales.

And even with this enhanced footprint that we have with our clients, our customer concentration remains relatively small in that no single client accounts for more than 6% of our sales. We really like this.

While we have very large clients who are very important to us and we to them, we really don't have over-reliance on any particular client. That feels good and it's a good business model for us.

So as we look at this transaction, our assumption is that we will be able to take $20 million of costs out relatively quickly and relatively clear on how we are going to do that. So that is public company costs, duplicative G&A, and some refinement of the operating structures of a couple of small entities.

We're taking down about $950 million of new debt at an average interest rate of 4.5%. We are going to pay down some of our existing term loans. Our debt amortization begins in the fourth quarter of this year after the deal is closed, and we expect to accelerate repayment with our cash flows.

We are looking at a consolidated non-GAAP tax rate around 25% to 26%. We should have 85 million to 86 million shares outstanding after we close the deal.

So we expect this deal to be neutral to slightly accretive in 2011 and the increasingly accretive thereafter.

So again, synergies. About a quarter of it will come from about public company costs. So talking about two boards and S-Ox and audit and legal, etc. etc.

Other G&A is another quarter, and you're looking at leveraging purchasing power across a bigger company, taking a look at things like duplicative sales and marketing costs.

Then we will have refinement of certain of our operating units. And for competitive and employee reasons, those are some things we're just not going to talk about.

The most important part of this deal, though, isn't the $20 million of savings. It's the revenue synergies that we are sure we'll get by having WuXi have access to our very large sales force.

WuXi does very well with big pharma, but mostly their senior scientists do the selling. In terms of smaller, midtier biotech companies or academic science, they will have a lot more leverage utilizing our sales organization. So none of our valuation models takes into consideration an enhanced revenue contribution as a result of this deal.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
May 19, 2010 / 04:15PM GMT, CRL - Charles River Laboratories International, Inc. at Robert W. Baird Growth Stock Conference

So WuXi just announced their first-quarter results recently. Their revenues grew 36%; would have been 65% non-GAAP OI the way we report it. Non-GAAP diluted earnings increased 26%. So they had a very strong quarter.

They gave guidance for the second quarter and the rest of the year. For the second quarter they touched our net revenues of $76 million to $78 million and non-GAAP gross margins being better than the first quarter. And they reaffirmed their guidance for the year at the upper end of the range, which is -- and the net revenue ranges were 15% to 19% or $310 million to $320 million.

They also reaffirmed growth of non-GAAP operating income to up to 10%. So they continue to expect very strong financial performance throughout 2010 and thereafter.

Looking at the transaction we are looking at a purchase price of $1.6 billion; a consideration of $21.25 a share. It is $11.25 in cash and $10 of Charles River common stock.

The $10 was divided by a 20-day weighted average closing price prior to closing. Subject to the collar, we have a 7.5% collar which kicks in below $37.15 and above $43.17.

Premium was about 28% on the day we announced the deal and 38% based on a 30-day average prior to that.

Post closing, Charles River shareholders will own 78% and WuXi 22%. This deal would be taxable under US law.

So HSR was filed on May 11. Proxy will be filed literally any moment; be a lot more details obviously in the proxy statement. We're still on track to close by the fourth quarter of this year, obviously subject to approval of the shareholders of both companies.

And shareholder meetings will be scheduled following clearance by the SEC and the Cayman courts. WuXi is a Cayman-based company.

We are hard at work on integration already. We have a large global team made up of WuXi and Charles River management. The COO of WuXi and our EVP and General Counsel are the coheads.

We have sub-teams that will be looking at a whole host of issues, both operational and staff related. Those teams have begun to meet as well. We are looking for a consultant to help us drive this process harder and ensure effectiveness.

And obviously we intend to initiate the integration process immediately following the close of this transaction.

Now the top four managers have signed three-year contracts with Charles River. They will all be senior officers of the Company. Their CEO will be on our Board as will two of their board's members. So our Board will expand to 13 people.

So we're very excited about this. They have an exceptional management team and they have an exceptional senior leadership team, where most of the people were college educated in China but got PhDs in the US and worked for significant periods of time for US drug companies and then have gone back to China to develop and grow this great company.

So as we look at this transaction, it is a unique opportunity to combine the leaders in in-vivo biology and chemistry. Gives us a larger footprint for our clients, which they have been requesting and in fact demanding with a much larger portfolio.

We are going to be able to support our clients in China in a much more robust way as their businesses grow rapidly there. We are likely to add additional Charles River parts and pieces to the China footprint as well.

It accelerates our ability to do collective what we could've done independently. Accelerates our ability to do it collectively for our clients, particularly as they develop new compounds and move them to China.

So this is a deal that invigorates Charles River's top line and our operating margins. We will get these $20 million in synergies that I spoke of. And we are going to work really hard on focusing on capturing the revenue synergies, which is really the primary rationale for doing the deal.

I think that's all I have. Thanks.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
May 19, 2010 / 04:15PM GMT, CRL - Charles River Laboratories International, Inc. at Robert W. Baird Growth Stock Conference

Eric Coldwell - Robert W. Baird - Analyst

Great. Thanks, Jim. To stay on time we're going to have to go straight to the breakout session.

Coming up in just a couple of minutes here will be, here in the South Ballroom, will be BioMarin Pharmaceuticals.

Please join me in thanking Jim Foster and Susan Hardy of Charles River for the presentation.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

This document may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi. In connection with the proposed transaction, Charles River will file a preliminary proxy statement and a definitive proxy statement with the SEC.  The information contained in the preliminary filing will not be complete and may be changed.  Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information.  The definitive proxy statement will be mailed to the shareholders of Charles River seeking their approval of the proposed transaction.  Charles River’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel.  In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov or shareholders may access copies of the documentation filed with the SEC by Charles River on Charles River’s website at www.criver.com.

Charles River and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 30, 2010. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Charles River shareholders in connection with the proposed transaction will be set forth in the preliminary proxy statement when it is filed with the SEC.

This document does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.

FORWARD LOOKING STATEMENTS:

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River Laboratories (“Charles River”) and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the combination; 2) problems may arise in successfully integrating the businesses of the two companies; 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve cost synergies; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Final Transcript
May 19, 2010 / 04:15PM GMT, CRL - Charles River Laboratories International, Inc. at Robert W. Baird Growth Stock Conference

and other risks that are described in Securities and Exchange Commission (“SEC”) reports filed or furnished by Charles River and WuXi.

In addition any statements regarding Charles River’s projected 2010 sales and earnings; the future demand for drug discovery and development products and services (particularly in light of the challenging economic environment), including the outsourcing of these services and present spending trends by our customers; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales and foreign exchange impact constitute forward-looking statements. Such forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate businesses we acquire; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 19, 2010, as well as other filings we make with the Securities and Exchange Commission.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River and WuXi. Charles River and WuXi assume no obligation and expressly disclaim any duty to update information contained in this filing except as required by law.

D I S C L A I M E R
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION  PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©  2010 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2010 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.